EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA)	Contact: Thomas J. Flournoy
FOR IMMEDIATE RELEASE	tflournoy@summitbk.com
770-454-0456

SUMMIT BANK CORPORATION ANNOUNCES SECOND QUARTER EARNINGS

July 27, 2005 - (Atlanta, GA) - Summit Bank Corporation (SBGA), parent company of The Summit National Bank, announces second quarter 2005 earnings of $1.35 million, or $0.24 diluted earnings per share, up 4.6% over the $1.29 million, or $0.23 diluted earnings per share, for the same period last year. For the six months ended June 30, 2005, earnings were $2.66 million, or $0.47 diluted earnings per share, up 1.7% over the $2.61 million, or $0.46 diluted earnings per share, for the six months ended June 30, 2004. Earnings for both the quarter and the year to date have increased largely due to increased net interest income and international banking service fees, partially offset by an increase in operating expenses.

Total assets increased to $528.1 million at June 30, 2005, up 4.4% from $505.8 million at June 30, 2004. However, total assets have declined from a record high at year-end 2004 of $547.7 million due to $17 million in high rate certificates of deposit allowed to leave and the previously anticipated outflow of $20 million in temporary deposits since that date. Total loans grew 2.4% over the past twelve months from $329.7 million to a total of $337.7 million at June 30, 2005, although they declined slightly from the $339.2 million at December 31, 2004. Non-performing assets decreased to $968,000 at June 30, 2005 from $2.41 million at March 31, 2005 due to the disposition of a foreclosed property this quarter, at a gain, that had been carried on the books at $1.5 million. The non-performing assets consist of nine SBA loans fully guaranteed by the Small Business Administration. The allowance for loan losses was 1.33% of loans at both June 30th, 2005 and 2004.

Deposits have grown 1.9% to $407.2 million for the trailing twelve months, but have declined from the $434.5 million at December 31, 2004 due to the previously mentioned decline in interest bearing deposits. Non-interest bearing deposits continued its upward trend and grew more than 25% to $102 million from $82 million a year ago.

Since the Bank’s commercial loan portfolio consists primarily of floating rate loans, a rising interest rate environment and the significant increase in non-interest bearing deposits resulted in increased net interest income of $4.97 million for the second quarter of 2005, an increase of 11.9% over the second quarter of 2004. Net interest margin improved to 4.11% for the second quarter in 2005 from 3.81% for the second quarter last year. For the six months ended June 30, 2005, net interest income was $9.93 million, up from $9.03 million for the same period a year ago. The net interest margin for the six months ended June 30, 2005 was 4.06%, up from 3.94% for the same period last year.

Fees from international banking services have grown significantly this year with a total of $573,000 in the second quarter this year compared to $298,000 for the second quarter 2004, an increase of 92.3%. The increase was attributed to growth in the customer base and increased transaction volume, especially in import letters of credit for domestic customers. Total noninterest income was $1.15 million for the second quarter 2005, up from $901,000 for the second quarter last year. For the six months, noninterest income has grown to $2.16 million over the $1.96 million last year, attributable to the increase in international fee income.

        Noninterest expenses increased to $4.13 million in the second quarter 2005 compared to $3.29 million in the same period a year earlier. The 25.8% increase was primarily due to $452,000 of expense related to additional claims in 2005 for customer check fraud that occurred in late 2004, and for which claims have continued into 2005. Salaries and benefits increased $150,000 the second quarter this year compared to the same period last year due to increased staffing of the new branches opened in March of this year and in the compliance and risk management functions. For the six months ended June 30, 2005, total noninterest expenses increased to $8.01 million from $6.51 million for the same period last year reflecting compliance, staffing and new facilities expenses in addition to the fraud loss.

Chief Executive Officer, Pin Pin Chau, said, “Although our historical rate of asset growth has slowed, we have continued to increase our quarterly earnings over prior periods. Our focus on growing non-interest bearing business deposits, maintaining loan quality, and leveraging our international trade expertise to generate fee income from our domestic customers, along with managing our balance sheet to benefit from favorable interest rate changes, has benefited us. We continue to strike the proper balance between discipline and competitiveness, risks and rewards, and income and growth.”

Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets. It currently operates six branches in the metropolitan Atlanta area and two in the South Bay area of San Francisco, California. Summit also maintains a Representative Office in Shanghai, China.

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit’s assumptions, but that are beyond Summit's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the international, national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit's markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Summit’s filings with the Securities and Exchange Commission.

	Summit Bank Corporation (SBGA)
	Selected Financial Information
	June 30, 2005
(In thousands except per share data)
	June 30, 2005	June 30, 2004	Change
Total Assets	528,053	505,814	4.40%
Loans	337,714	329,750	2.42%
Investments	141,308	137,909	2.46%
Total Deposits	407,194	399,684	1.88%
Noninterest-Bearing	102,466	81,604	25.56%
Interest-Bearing	304,728	318,080	-4.20%
Stockholders' Equity	35,471	32,052	10.67%

Allowance for Loan Losses	4,495	4,375	-1.19%
Nonperforming Assets	968	705	37.30%
Common Shares Outstanding	5,694,604	5,682,604	0.21%

Loans as % Deposits	81.83%	81.41%
Allowance for Loan Losses as % Total Loans	1.33%	1.33%
Nonperforming Assets as % Total Loans and ORE	0.29%	0.21%

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2005	2004	Change	2005	2004	Change
Interest Income	7,411	6,457	14.77%	14,673	12,977	13.07%
Interest Expense	2,440	2,016	21.03%	4,740	3,943	20.21%
Net Interest Income	4,971	4,441	11.93%	9,933	9,034	9.95%
Provision for Loan Losses	200	201	-.50%	464	665	-30.23%
Noninterest Income	1,149	901	27.52%	2,156	1,961	9.94%
Noninterest Expenses	4,139	3,290	25.81%	8,012	6,508	23.11%
Income Before Taxes	1,781	1,851	-3.78%	3,613	3,822	-5.47%
Tax Expense	430	560	-23.21%	956	1,210	-20.99%
Net Income	1,351	1,291	4.65%	2,657	2,612	1.72%

Basic Earnings Per Share	0.24	0.23	4.35%	0.47	0.46	2.17%
Diluted Earnings Per Share	0.24	0.23	4.35%	0.47	0.46	2.17%
Dividend Per Share	0.10	0.10	0.00%	0.20	0.20	0.00%

Weighted-Average Shares Outstanding - Basic	5,694,604	5,682,604	0.21%	5,693,833	5,677,099	0.29%
Weighted-Average Shares Outstanding - Diluted	5,694,604	5,683,700	0.19%	5,693,990	5,677,693	0.29%

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2005	2004	Change	2005	2004	Change
Average Net Loans	330,885	322,273	2.67%	333,288	321,351	3.71%
Average Earning Assets	483,280	466,167	3.67%	488,720	458,951	6.41%
Average Deposits	418,693	397,012	5.46%	427,909	384,795	11.20%
Average Total Funds	470,789	452,279	4.09%	475,424	444,176	7.04%
Average Equity	34,696	33,567	3.36%	34,693	33,440	3.75%
Net Charge-offs (recoveries)	78	71	9.69%	519	337	54.08%

Return on Average Assets	1.03%	1.03%		1.01%	1.06%
Return on Average Equity	15.58%	15.38%		15.32%	15.62%
Net Interest Margin	4.11%	3.81%		4.06%	3.94%

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